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ITEM 7 ( c ).   EXHIBIT 1


CANTERBURY PARK
1100 Canterbury Road
Shakopee, MN  55379

                 CANTERBURY PARK PLEASED WITH NEW GAMING AUTHORITY
                    NEW LAW SHOULD BOOST PURSES FOR HORSE RACING

FOR IMMEDIATE RELEASE                   CONTACT:  RANDY SAMPSON
MAY 25, 1999                                      612-496-6429

SHAKOPEE, MN ... Officials at Canterbury Park are pleased that the Minnesota Legislature and Governor Jesse Ventura authorized new gaming authority for Canterbury during the just completed 1999 Legislative Session. On Monday, Governor Ventura signed into law legislation that authorizes Canterbury Park to host a card room of up to 50 tables at its facility in Shakopee.

"We are pleased with the broad support this legislation received in the legislature and the backing by Governor Ventura," said Randall D. Sampson, Canterbury Park's President and Chief Financial Officer. "Over the past few years, Minnesotans have overwhelmingly said they support additional gaming authority for Canterbury and the resulting benefits to the horse industry. While the card club legislation does not level the playing field for Canterbury with other gaming enterprises in Minnesota, this is certainly a step in the right direction."

Canterbury officials are now carefully reviewing the specific provisions of the new law and are developing a business plan to support the card club authority. The Company's card club plan will be submitted later this year to the Minnesota Racing Commission for its review and approval.

The card club law will allow Canterbury Park to host wagered card games whereby players compete against each other and not against the house. In addition to hosting the card club facility, Canterbury Park will supply dealers, chips and other services to the patrons. The law limits the opening wager to $15 and raises are limited to $30. Canterbury will receive a percentage of the wagers or a fee from the players as its revenue for providing the facility and services. The new law specifies that the track's purse fund, which is the prize money paid out during Canterbury Park's live racing meet, will receive 10% - 14% of the gross revenue generated by the card club.

"Until we have completed our financial analysis, it is difficult to accurately predict the revenue impact to Canterbury Park and the purse fund," said Sampson. "We are optimistic, however, that this new gaming authority combined with our focus on customer service will make this card club a success for our patrons, the horse industry and Canterbury Park."

Canterbury Park Holding Corporation (TRAK/Nasdaq) owns and operates Canterbury Park, Minnesota's only pari-mutuel horse racing facility. The Company conducts year-round simulcast pari-mutuel horse racing and is currently hosting its 1999 56-day live racing meet which began May 15th and ends August 22nd with the Festival of Champions. The Company also serves as a venue for a variety of other entertainment events at its facility in Shakopee, Minnesota.